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                                                                   EXHIBIT 10.11


                               HARTWELL GROUP LLC
                           COMMERCIAL LEASE ADDENDUM

A.        LESSEE OBLIGATIONS

1. LESSEE shall not change the color or appearance of the outside of the Leased Premises except upon the prior written consent of the LESSOR. However, LESSEE may install its own emergency power generator to the exterior rear of the building.

2. LESSEE shall not post signs on or about the Premises without LESSOR's prior approval, however LESSEE shall be entitled to reasonable signage to be erected at LESSEE's own cost and expense, and in compliance with any relevant municipal regulations.

3. The parking areas shall not be used for storage of unused, damaged or unregistered vehicles, nor shall the LESSEE store merchandise or other materials in the parking areas.

4. LESSEE shall not otherwise store vehicles, containers, or refuse outside the Leased Premises, except for routine parking of vehicles and delivery or pickup of products or materials.

5.        LESSEE shall be responsible to dispose of LESSEE trash and refuse.

6. The LESSEE may maintain insurance required by this Lease under a blanket policy of insurance which insures the LESSEE and any affiliates of the LESSEE.

7. No animals, reptiles or pets of any kind shall be kept in or about the building, except for research purposes in accordance with applicable laws and regulations.

B.        LESSOR OBLIGATIONS

1. LESSOR shall, at its own cost and expense, maintain in good condition and repair all structural components of the building containing the Leased Premises, including the foundation, floor, loadbearing walls, exterior walls, HVAC, plumbing and electrical service, roof, common area, if any, of the Building, landscaping, parking areas and access ways.

2. LESSOR shall remove snow and ice from the access roadway, the parking areas, and the walkways, which serve the building, provide exterior lighting, and LESSOR will remove snow or ice from the roof of the building if, as and when the conditions cause roof leakage or threaten ice falls over access ways.

3. LESSOR shall maintain with insurance companies, licensed in Massachusetts, all risk fire insurance policies with extended coverage insuring the property containing the Leased Premises against loss or damage caused by fire or casualty in an amount equal to the full replacement cost of the Building.

C.        SUBLEASING PROVISION

          The following provisions supplements the provisions of Section 13, "Assignment-Subleasing" above.

(i) The LESSOR shall be deemed to approve any assignment or sublease to a parent, subsidiary or affiliate of the LESSEE upon written assurance by LESSEE that the subsequent use will be in conformance with and subject to section 8, above, "USE OF LEASED PREMISES".

(ii) Provided that LESSEE pays all rent and other charges under this Lease, LESSEE shall have a right to sub lease or assign with approval of the LESSOR, and shall be entitled to all rents received up to the value of rent payable under this Lease, and the parties will share equally in any rental income realized in such an assignment or sublease which is in
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excess of the rent under this lease. The LESSEE shall bear all costs or expenses of such sub leasing or assignment.

(iii) In the event the LESSEE seeks approval for sub lease or assignment for the entire premises, the LESSOR shall have the right to refuse approval for the purposes of recovering possession of the Leased Premises, in which case, if the LESSEE elects to vacate, the Lease term shall be deemed to expire at a mutually agreed date.


D.        MARKET RATE RENT FOR EXTENSION OPTIONS

Upon receipt of written notice from the LESSEE of intent to extend, under
Section 25(b) of the Lease, LESSOR shall respond within thirty days with a quotation for market rate rent. For this purpose "market rate" shall mean the rate for Class B office space in comparable buildings in the general area, and not for space with the specialized improvements installed by the LESSEE (the parties agreeing that LESSEE shall not be charged rent for or with respect to any laboratory, biotechnological, specialized or trade improvements which LESSEE make to the Leased Premises at LESSEE's own expense). Fair market rate shall reflect the provisions of this Lease for escalation of real estate taxes, operating costs and for utility charges. The LESSEE shall respond within thirty
(30) days agreeing to the quotation, rejecting the extension or requesting third party determination of market rate. In the later event each party shall then appoint a realty broker who has at least ten years experience in commercial real estate brokerage and/or appraisal in the Greater Boston area, and who is familiar with similar commercial property in the Lexington area, they shall confer, and each shall recommend a market rate by writing to the parties. In the event their recommendations are joint or equal, this shall be market rate. If the recommendations differ by 5% or less, their average shall be deemed market rate. In the event their rates differ by a greater amount they shall jointly nominate a third such broker who shall make an independent recommendation of market rate. The two closest of the three recommendations shall then be averaged to establish the market rate. Each party hereto shall pay the expense of its nominee broker, and each shall share equally the expense of a third, if required. However, in no event shall market rate, determined as aforesaid, be less than the rate then payable at the time of exercise of the option, by the LESSEE. The Market Rate shall be binding on both parties and shall be reflected in a Lease amendment.

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                                   EXHIBIT B.
                              BUILDOUT OBLIGATIONS



A.        LESSOR's OBLIGATIONS

The LESSOR shall deliver the Leased Premises, on or before December 1, 1997, in conformance with plans and specifications agreed between the parties with respect to the layout and location of offices, rooms, corridors, lighting, bathrooms, plumbing, electrical services, floors, dock area and climate controls, as referenced in Exhibit A. ("Tenant Improvements"). The LESSOR shall deliver the premises completed, upon issuance of a Certificate of Occupancy, free and clear of all tenants or occupants, and in compliance with local laws, building codes and regulations. In event "Punch List" items remain to be completed, such as touch up paint, adjustments to doors etc., the LESSOR shall complete these items within ten days of the Commencement Date.

In the event, through no delay or fault of LESSEE, the LESSOR fails to deliver the premises by December 1, 1997 LESSOR agreed to share one half of the penalty in rental premium suffered by the LESSEE, due to hold over beyond November 30, 1997 in the lease of premises at Natick, up to Five Thousand ($5,000.00). If payable that amount will be credited to LESSEE upon occupancy.

In the event the premises are suitable for occupancy prior to December 1, 1997, LESSEE may have use and occupancy of the premises upon that Commencement Date. In that event rent will commence on December 1, 1997.

The Building, rest rooms and common areas, shall be in compliance with the Americans with Disabilities Act of 1990, as amended. LESSOR shall remedy any deficiencies in the building systems or in the Tenant Improvements at its sole cost, promptly following receipt of notice of any deficiency.

LESSOR shall afford LESSEE access to the premises prior to the Commencement Date for the purpose of installing cabling, telephone lines and equipment, subject to the prior conditions that such access shall not interfere with or impede the LESSOR's work on Tenant Improvements, and such LESSEE work shall comply with schedules and in a manner agreed with the LESSOR's supervisor on site.

In the event that the LESSOR fails to deliver the premises for occupancy by the LESSEE prior to January 1, 1998, due to no fault or delay by LESSEE, the LESSEE may upon ten days written notice cancel this Lease Agreement without penalty or further obligation on either party.

B.        LESSEE's OBLIGATIONS

LESSEE shall be responsible to provide architectural plans for the layout, design and specifications for construction of all tenant improvements and to obtain LESSOR's prior approval of such layout and design. Specifications for the kind, type and quality of material and finish shall be consistent with the kind, type and quality of materials and finish installed in the leased premises of Spectrum Medical Technologies, Inc. at 45 Hartwell Ave. Lexington.

In the event of changes in layout or specification by the LESSEE, such changes shall be defined in plans submitted to the LESSOR. In the event such changes would result in either delay in work completion or increase in costs of buildout LESSOR shall notify LESSEE, in writing, within five business days, and LESSEE may accept the delay or charges, or waive the changes, in writing, within three business days.

C.        SPECIAL PROVISION FOR FINANCING

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LESSEE may from time to time grant security interests in or make equipment leases with respect to LESSEE's current or future installations, fixtures, equipment, improvements, additions and property in the Leased Premises in order to finance the same or LESSEE's business, and LESSOR shall upon LESSEE's request execute and deliver reasonable instruments confirming the same.


                                   EXHIBIT C
                               CLEANING SCHEDULE


                     INTENTIONALLY OMITTED FROM THIS LEASE

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                                   EXHIBIT D.

                   RIGHT OF FIRST REFUSAL ON ADDITIONAL SPACE


                     INTENTIONALLY OMITTED FROM THIS LEASE

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                                   EXHIBIT E

                        EXCLUSIONS FROM OPERATING COSTS
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The following items shall be excluded in computing LESSEE'S share of Operating costs applicable to the Leased Premises:

1.        Any ground lease rental;

2. Costs of capital repairs or capital replacements (except as specifically permitted in this paragraph 2), capital improvements and equipment; except those: (a) required by laws enacted on or after the date the temporary certificate of occupancy issued for the LESSEE work shall be validly issued with the cost of any such improvements and equipment depreciated or amortized over the usual life of the improvement and/or equipment, or (b) installed at the Leased Premises to reduce operating costs, with the cost of any such improvements and equipment depreciated or amortized at an annual rate reasonably calculated to equal the amount of operating costs to be saved in each calendar year throughout the term (as determined at the time LESSOR elected to proceed with the capital improvement or acquisition of the capital equipment to reduce operating costs); however, as respects (a) and (b) above, only depreciation or amortization attributable to a given calendar year shall be included in operating costs for such year. Depreciation or amortization shall be calculated on straight line basis and at interest rates calculated at market rates and terms then prevailing for borrowers similar to LESSOR.

3. Rentals for items (except when needed in connection with normal repairs and maintenance of the building which shall be permitted) which if purchased, rather than rented, would constitute a capital improvement specifically excluded in Subsection 2, above;

4. Costs incurred by LESSOR for the repair for replacement of damage to the building or its contents caused by fire or other casualty;

5. Depreciation, amortization, lender's fees and interest payments except as permitted pursuant to Subsection 2, above, and, if permitted, then determined in accordance with generally accepted accounting principles, consistently applied (as applied to commercial real estate) in accordance with the anticipated useful life of such item (as reasonably determined by LESSOR);

6. Overhead and profit increments paid to LESSOR or to subsidiaries or affiliates of LESSOR for goods and/or services in the building to the extent the same exceeds the cost of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

7. Advertising and promotional expenditures, and the costs of acquiring and installing signs in or on the building identifying the owner of the building;

8. Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the building or property;

9. Any costs associated with gift taxes, excise taxes, income taxes, transfer taxes or capital levies;

10. Costs incurred in connection with upgrading the building to comply with handicap, hazardous material, fire and safety codes which were in effect prior to the date of the lease or which become effective after date of the Lease;

11. Tax penalties incurred as a result of LESSOR's negligence, inability or unwillingness to make payments when due, not attributable to LESSEE's failure to make payments to LESSOR for such items in accordance with the lease;

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12.       Any and all costs arising from the presence of hazardous materials or substances (as defined by applicable Federal, Massachusetts and local laws) now or hereafter pertaining to the building ("Hazardous Substances") and property in or about the building including, without limitation, Hazardous Substances in the ground, water, or soil;

13. LESSOR's general corporate overhead and general and administrative expenses except as contained and allowed in the 5% Management Fee per provision in Clause 6.B, above;

14. Costs of any items for which LESSOR is reimbursed by insurance, or otherwise compensated by parties other than LESSEE's of the building;

15. Any legal fees associated with the sale or refinancing of the building;

16. Costs for any separate utility meters LESSOR may install in the building, unless the installation is required by a utility company or governmental entity;

17. Costs for construction for compliance with, or penalties assessed for non-compliance with the Americans with Disabilities Act of 1990 (42. U.S.C. 1281-1283);

18. Expenses incurred as a result of the LESSOR's negligence or the negligence of another lessee;

19. Costs of procuring tenants for the building, including without limitation advertising, brokerage commissions and inducements paid or credited to such tenants for buildout costs;

20.       Costs for special work or services to particular tenants.

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